OPINION OF SCHNADER HARRISON SEGAL & LEWIS, LLP

                                 August 11, 2000

Global Technologies, Ltd.
The Belgravia
1811 Chestnut Street, Suite 120
Philadelphia, PA 19103

     Re:  Global Technologies, Ltd.
          Registration Statement on Form S-3, as Amended (No. 333-41096)

Ladies and Gentlemen:

     We have acted as counsel to Global Technologies, Ltd., a Delaware corporation (the "Company"), in connection with the registration for resale of 462,166 shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares"), as described in the Company's referenced Registration Statement on Form S-3, as amended (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering of 125,000 Shares to be issued upon the conversion, payment and/or redemption of the secured convertible notes (the "Notes") referred to in the Registration Statement, 125,000 Shares to be issued upon the exercise of certain warrants (the "Redemption Warrants") issued in connection with a partial redemption of the Notes referred to in the Registration Statement, 20,000 Shares to be issued upon the exercise of certain other warrants (together with the Redemption Warrants, the "Warrants") of the Company referred to in the Registration Statement, and 192,166 Shares (the "Settlement Shares") issued to certain selling shareholders in connection with a settlement of claims against the Company (all as more fully set forth in the Registration Statement).

     We have examined the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, certain records of the Company's corporate proceedings as reflected in its minute books, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares, the Notes, the Warrants and the Settlement Shares as we deemed appropriate for purposes of rendering this opinion. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof.

     Based upon the foregoing, it is our opinion that: (1) the Settlement Shares are validly issued, fully paid and non-assessable; and (2) the remaining Shares, when issued and paid for upon the due conversion, payment and/or redemption of the Notes or due exercise of the Warrants in accordance with the terms of the Notes or Warrants, as the case may be, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus, which is part of the Registration Statement.
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Global Technologies, Ltd.
Page 2
August 10, 2000

In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

     The opinion expressed herein is solely for your benefit, may be relied upon only by you and is rendered as of the date first written above. We disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                        Very truly yours,

                                        SCHNADER HARRISON SEGAL & LEWIS, LLP